Exhibit 99.1

Andrew Corporation Reports Record Sales of $624 Million for Fourth Quarter Fiscal 2007 and Record Sales of $2.195 Billion for Fiscal 2007

Fourth Quarter Fiscal 2007 Highlights

•                  Total sales increased 4% to a record $624 million, compared to $599 million in the prior year fourth quarter

•                  Wireless Infrastructure sales increased 6% to a record $597 million, compared to $564 million in the prior year fourth quarter

•                  Orders increased 11% to a record $610 million, compared to $551 million in the prior year fourth quarter

•                  Gross margin was 21.1%, compared to 22.6% in the prior year fourth quarter.  Excluding significant items, non-GAAP gross margin was 21.4%, compared to 23.2% in the prior year fourth quarter

•                  Non-cash charge of $45.3 million was recorded in the quarter for the TruePosition intellectual property litigation, and non-cash asset impairment charges totaling $41.6 million were recorded in the quarter, primarily related to the SatCom business

•                  Net loss was $0.40 per share, including $0.60 per share of significant items

•                  Cash flow from operations was $46 million, compared to $56 million in the prior year fourth quarter

Fiscal 2007 Highlights

•                  Total sales increased 2% to a record $2.195 billion, compared to $2.146 billion in fiscal 2006

•                  Wireless Infrastructure sales increased 3% to $2.091 billion, compared to $2.024 billion in fiscal 2006

•                  Gross margin was 21.4%, compared to 22.1% for fiscal 2006.  Excluding significant items, non-GAAP gross margin was unchanged at 22.2%, compared to fiscal 2006

•                  Net loss per share was $1.04, including $1.53 per share of significant items

•                  Cash flow from operations was $52 million, compared to $92 million in fiscal 2006

•                  Successfully completed transitions to Joliet, Illinois cable manufacturing facility and Goa, India antenna and cable manufacturing facility

•                  Announced on June 27, 2007 that CommScope, Inc. (NYSE:CTV) will acquire Andrew for $2.6 billion, or $15 per share, at least 90 percent in cash; transaction expected to close before the end of 2007

WESTCHESTER, IL, October 30, 2007 — Andrew Corporation, a global leader in communications systems and products, reported record total sales of $624 million for the fourth quarter fiscal 2007, compared to $599 million in the prior year fourth quarter.  Wireless Infrastructure sales increased 6% to $597 million, compared to $564 million in the prior year fourth quarter, due to solid sales growth in all geographic regions outside of North America.

On a GAAP basis, the company reported a net loss of $62.6 million, or $0.40 per share for the fourth quarter, including $0.60 per share of significant items, compared to a net loss of $59.7 million, or $0.38 per share, including $0.53 per share of significant items in the prior year fourth quarter.  Excluding significant items, non-GAAP earnings were $0.20 per share for the fourth quarter, compared to $0.15 per share for the prior year fourth quarter.

“We are extremely pleased with our record sales for the fourth quarter and for the full year fiscal 2007, despite a significant decline in North American sales in both periods,” said Ralph Faison, president and chief executive officer, Andrew Corporation.  “The strength of our global footprint is evident, as we experienced robust sales growth in all other geographies outside of North America.  We achieved sales growth of approximately 14% on a sequential basis in our fourth fiscal quarter, historically our strongest quarter.  We also have solid momentum as we enter fiscal 2008.

“In what proved to be a challenging environment for wireless equipment vendors this year, our operating performance, excluding significant items, improved in both the quarter and for the full year compared to last year.  We also took a number of necessary actions during the quarter to address our underperforming businesses, and we continue to evaluate all of our product lines for adequate returns.  Our announcement last week, in which we revised our filter relationship with Nokia Siemens Networks, is a strong example of our ongoing effort to focus resources on more profitable growth opportunities.”

Fourth Quarter Financial Summary

Wireless Infrastructure sales increased to $597 million from $564 million due to strong demand for antenna and cable products, sales growth of certain base station components, and a favorable foreign exchange impact of approximately $19 million.

Total orders of $610 million increased 11% from the prior year fourth quarter due to solid demand across all wireless infrastructure products, which was partially offset by a decrease in orders for satellite communications products. Orders declined in North America, offset by strong orders in EMEA and Latin America.  Ending backlog was $304 million, compared to $316 million in the prior year fourth quarter.

Gross margin was 21.1% in the fourth quarter, compared to 22.6% in the prior year fourth quarter.  Excluding significant items, non-GAAP gross margin was 21.4%, compared to 23.2% in the prior year fourth quarter, primarily as a result of higher commodity costs and geographic sales mix significantly impacted by reduced demand in North America.

Operating loss for the quarter was $54.6 million, or (8.7)% of sales, compared to operating income of $35.5 million, or 5.9% of sales in the prior year fourth quarter.  Operating loss includes several significant items, the largest of which are the non-cash charge of $45.3 million for the intellectual property litigation and non-cash asset impairment charges totaling $41.6 million, primarily related to the SatCom business. Excluding significant items, non-GAAP operating income for the quarter was $42.4 million, or 6.8% of sales, compared to $39.7 million, or 6.6% of sales, in the prior year fourth quarter.

Research and development expenses were $27.9 million, or 4.5% of sales, in the fourth quarter, compared to $29.8 million, or 5.0% of sales, in the prior year fourth quarter primarily due to the transition of certain research and development resources to lower-cost geographies and headcount reductions. Sales and administrative expenses decreased to $63.4 million, or 10.2% of sales, excluding merger and intellectual property litigation costs, in the fourth quarter, compared to $69.6 million, or 11.6% of sales, in the prior year fourth quarter.  Sales and administrative expenses decreased in absolute dollars and as a percentage of sales due mainly to higher sales volume and reduced incentive compensation.

Intangible amortization decreased to $2.5 million in the fourth quarter, compared to $4.7 million in the prior year fourth quarter as more intangible assets were fully amortized.

The reported tax provision for the fourth quarter was $3.9 million, which was unfavorably impacted by significant charges and continued operating losses in the U.S. and Italy for which the company cannot record current tax benefits.  In addition, the fourth quarter tax provision was favorably impacted by the reversal of valuation allowances related to certain foreign jurisdictions and tax benefits related to restructurings of foreign subsidiaries.   The reported tax provision for the prior year fourth quarter was $90.9 million, which included a provision of $83.4 million to establish valuation allowances against U.S. net deferred tax assets.

Average shares outstanding decreased to approximately 156 million from approximately 159 million in the prior year fourth quarter primarily due to shares that have been repurchased by the company.  The company has repurchased two million shares over the last 12 months.

Satellite Communications

On May 3, 2007, the company announced its intent to explore strategic alternatives for the Satellite Communications business. The final terms of any potential divestiture of satellite communications product lines are subject to various approvals, and there can be no assurance as to the terms, timing or consummation of any such transactions.

If a sale of the entire Satellite Communications business had been completed prior to the beginning of the fourth quarter or full year fiscal 2007, the company estimates its summary operating results would have been as follows:

	Fiscal Quarter Ended Sept. 30, 2007			Fiscal Year Ended Sept. 30, 2007
($ In millions)	As Reported	SatCom	Ex SatCom Non-GAAP	As Reported	SatCom	Ex SatCom Non-GAAP
Sales	$624	$27	$597	$2,195	$104	$2,091
Gross Profit	131	1	130	471	6	465
- %	21.1%	2.8%	21.8%	21.4%	5.9%	22.2%
Operating Expenses (1)	186	39	147	586	56	530
Operating Loss	$(55)	$(38)	$(17)	$(115)	$(50)	$(65)
Net Loss per Share	$(0.40)	$(0.24)	$(0.16)	$(1.04)	$(0.32)	$(0.72)

(1) Includes SatCom impairment charges of $32 million in Q4 ‘07

Fiscal 2007 Results

Fiscal 2007 sales increased 2% to a record $2.195 billion and Wireless Infrastructure sales increased 3% to $2.091 billion, compared to $2.146 billion and $2.024 billion, respectively, in the prior year.  The increase in total sales was driven primarily by growth in antenna and cable products, approximately $49 million in incremental sales from recent acquisitions, a favorable foreign exchange impact of approximately $52 million, and increased sales of coverage solutions, which was partially offset by sales declines in base station components, satellite communications products and network solutions.  On a geographic basis, sales grew in all geographic regions except for North America, which was impacted by a reduction in spending by two key customers of over $200 million, compared to the prior year.

Gross margin for fiscal 2007 was 21.4%, a decrease of 70 basis points from the prior year.  The decrease was primarily attributable to a geographic mix shift and costs associated with the company’s transitions to new cable and antenna manufacturing facilities in Joliet, Illinois and

Goa, India.  Excluding significant items, non-GAAP gross margin for fiscal 2007 was unchanged at 22.2%, compared to the prior year.

Operating loss for fiscal 2007 was $115 million, or (5.3)% of sales, compared to operating income of $83 million, or 3.9% of sales, for the prior year.  Excluding significant items, non-GAAP operating income was $127 million, or 5.8% of sales, compared to $109 million, or 5.1% of sales for the prior year.

Results by Major Region, Reporting Segment and Customer Information

The company has provided additional financial details for the fourth quarter and full year fiscal 2007 in the tables below:

	Fiscal Quarter Ended Sept. 30,		%	Fiscal Year Ended Sept. 30,		%
Sales by Region ($ In millions)	2007	2006	Change	2007	2006	Change
Americas	$258	$301	(14% )	$954	$1,140	(16% )
Europe, Middle East, Africa (EMEA)	244	188	30%	814	681	20%
Asia Pacific	122	110	11%	427	325	31%
Total	$624	$599	4%	$2,195	$2,146	2%

Sales in the Americas decreased 14% versus the prior year fourth quarter due mainly to continued weakness in the U.S., which was partially offset by sales growth in Latin America. EMEA increased 30% from the prior year fourth quarter due mainly to strength in the Middle East and Africa and a favorable impact of approximately $10 million resulting from a weaker U.S. dollar compared to European currencies.  Asia Pacific increased 11% versus the prior year fourth quarter due mainly to continued strong demand in China, which was partially offset by declines in other countries in the region.  In addition, there was a favorable impact of approximately $7 million resulting from a weaker U.S. dollar compared to currencies in the Asia Pacific region.

	Fiscal Quarter Ended Sept. 30,		%	Fiscal Year Ended Sept. 30,		%
Sales by Segment ($ In millions)	2007	2006	Change	2007	2006	Change
Antenna and Cable Products
Antenna and Cable Products	$398	$370	8%	$1,412	$1,248	13%
Satellite Communications	27	35	(23% )	104	122	(15%	)
Total Antenna and Cable Products	425	405	5%	1,516	1,370	11%
Wireless Network Solutions
Base Station Subsystems	131	127	3%	404	505	(20%	)
Network Solutions	19	19	0%	87	91	(4%	)
Wireless Innovations	49	48	2%	188	180	4%
Total Wireless Network Solutions	199	194	3%	679	776	(13%	)
Total	$624	$599	4%	$2,195	$2,146	2%

Antenna and Cable Products sales increased 8% versus the prior year fourth quarter due mainly to cable products price increases and strong sales of antenna products.  Satellite Communications sales decreased 23% versus the prior year fourth quarter due primarily to decreased direct-to-home satellite product sales. Base Station Subsystems sales increased 4% versus the prior year fourth quarter due primarily to increased sales of power amplifiers to operators, which was partially offset by a decrease in sales of base station components to certain original equipment manufacturer (OEM) customers.  “We are pleased to see improving sales in the Base Station Subsystems segment during the fourth quarter, the first quarter in which this segment experienced positive sales growth in this past fiscal year,” said Faison.  Network Solutions sales were relatively unchanged during the quarter, compared to the prior year fourth quarter. Wireless Innovations sales increased 2% due to an increase in project-oriented sales for distributed coverage solutions, which was partially offset by a decrease in repeater sales.

Customer Information

The top 25 customers represented 73% of sales in the fourth quarter, compared to 70% in the prior quarter and 71% in the prior year fourth quarter.  Major OEMs accounted for 47% of sales in the fourth quarter, compared to 45% in the prior quarter and 41% in the prior year fourth quarter.  Ericsson, Nokia Siemens Networks and Alcatel-Lucent each represented more than 10% of the company’s sales for the quarter.

	Fiscal Quarter Ended September 30,		Fiscal Year Ended September 30,
Operating Income (Loss) by Segment ($ In millions)	2007	2006	2007	2006
Antenna and Cable Products
Antenna and Cable Products	$61	$70	$216	$194
Satellite Communications (includes impairment charges of $32 million in Q4 ‘07)	(38)	(6)	(50)	(18)
Total Antenna and Cable Products	23	64	166	176
Wireless Network Solutions
Base Station Subsystems (includes impairment charges of $7 million in Q4 ‘07 and $115 million in FY ‘07)	(5)	(12)	(147)	(7)
Network Solutions (includes intellectual property litigation of $45 million and impairment charges of $3 million in Q4 ‘07)	(51)	(1)	(46)	10
Wireless Innovations	10	10	42	35
Total Wireless Network Solutions	(46)	(3)	(151)	38
Sub-Total	(23)	61	15	214
Items not included in segments
Unallocated sales and administrative costs	(28)	(34)	(117)	(121)
Merger costs	(1)	(10)	(2)	(13)
Intangible amortization	(2)	(5)	(17)	(19)
(Gain)/loss on sale of assets	(1)	9	6	8
Gain on termination of pension plan	—	14	—	14
Total Consolidated Operating Income (Loss)	$(55)	$35	$(115)	$83

Antenna and Cable Products operating income decreased due mainly to a geographic mix shift, higher copper costs and cable facility move costs, which were partially offset by increased segment sales. Satellite Communications operating loss was higher versus the prior year fourth quarter due mainly to asset impairment losses recorded in the quarter, which resulted from continued operating losses and lower business prospects as compared to previous forecasts.  In addition, lower segment sales contributed to the operating loss. Base Station Subsystems operating loss decreased due mainly to improved sales and reduced R&D expenses, compared to the prior year fourth quarter.  Network Solutions operating loss increased, primarily due to the non-cash charge for the intellectual property litigation. In addition, a less desirable geographic mix contributed to the operating loss. Wireless Innovations operating income was relatively unchanged versus the prior year fourth quarter due to relatively flat segment sales.

Balance Sheet and Cash Flow Highlights

Cash flow from operations was $46.0 million in the fourth quarter, compared to $55.6 million in the prior year fourth quarter.  Accounts receivable were $646 million and days’ sales outstanding (DSOs) were 91 days at September 30, 2007, compared to $552 million and 89 days at June 30, 2007. The increase in accounts receivable was primarily attributable to strong sales in the quarter and geographic mix.  Inventories were $364 million and inventory turns were 5.4x at September 30, 2007, compared to $389 million and 4.5x at June 30, 2007. Inventories decreased and inventory turns improved compared to the prior quarter due to increased sales during the quarter and improvements in inventory management.

Capital expenditures decreased to $10.2 million in the fourth quarter compared to $20.2 million in the prior year fourth quarter primarily due to the completion of two significant cable and antenna facility moves during fiscal 2007.

Cash and cash equivalents were $155 million at September 30, 2007, compared to $119 million at June 30, 2007.  Cash and cash equivalents increased from the prior quarter due mainly to normal seasonality and improved working capital performance.

Total debt outstanding and debt to capital were $345 million and 20.0% at September 30, 2007, compared to $351 million and 19.6% at June 30, 2007.  The company’s convertible subordinated notes are shown in current liabilities as of September 30, 2007, as the holders of the notes may require the company to repurchase the notes in August 2008.  However, the company anticipates that these notes will be converted to equity as part of the CommScope acquisition.

Acquisition by CommScope

On June 27, 2007, the company announced that it would be acquired by CommScope, Inc. for $2.6 billion, or $15 per share, at least 90 percent in cash.  The companies expect to close the transaction before the end of 2007, and, as a result, Andrew will not be providing any guidance for fiscal 2008.

Attached to this news release is preliminary unaudited financial information for the fourth quarter and fiscal year ended September 30, 2007.

Conference Call

As previously announced, due to the pending acquisition of Andrew by CommScope, the company will not hold a conference call or webcast to discuss fourth quarter and fiscal 2007 results.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries.

Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between CommScope and Andrew and the anticipated consequences and benefits of such transaction, and other financial and operational items relating to CommScope and Andrew. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “confident” and “scheduled” and similar expressions are intended to identify forward-looking statements and include, among others, statements in the introduction and statements under the captions “Fourth Quarter Financial Summary” and “Balance Sheet and Cash Flow Highlights”. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope or Andrew. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Andrew’s shareholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Andrew’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; the proposed transaction may not be consummated; legal proceedings may be commenced by or against CommScope or Andrew. Relevant risks and uncertainties generally applicable to CommScope and Andrew include, but are not limited to: changes in cost and availability of key raw materials and the ability to recover these costs from customers through price increases; customer demand for products and the ability to maintain existing business alliances with key customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov, and Andrew’s filings with the SEC, which are available on Andrew’s website or at www.sec.gov. In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, CommScope filed a registration statement with the SEC on Form S-4 (File No. 333-145398) containing a preliminary proxy statement/prospectus and CommScope and Andrew expect to mail a definitive proxy statement/prospectus to Andrew’s stockholders containing information about the merger.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY.

The registration statement and the proxy statement/prospectus contain important information about CommScope, Andrew, the merger, and related matters.  Investors and security holders may obtain free copies of these documents through the web site maintained by the SEC at www.sec.gov.  In addition to the registration statement and the proxy statement/prospectus, CommScope and Andrew file annual, quarterly, and special reports, proxy statements, and other information with the SEC.  Printed copies of these documents can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from either CommScope’s or Andrew’s Investor Relations Department:

Investor Relations	Investor Relations
CommScope, Inc.	Andrew Corporation
1100 CommScope Place, SE	3 Westbrook Corporate Center
P.O. Box 339	Suite 900
Hickory, North Carolina 28602 U.S.A.	Westchester, Illinois 60154 U.S.A.
Phone: 1-828-324-2200	Phone: 1-800-232-6767 or 1-708-236-6616
Fax: 1-828-982-1708	Fax: 1-708-492-3774
E-mail: investor.relations@commscope.com	E-mail: investor.relations@andrew.com

CommScope, Andrew and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Andrew stockholders in connection with the proposed transaction.  Information about CommScope’s directors and executive officers and their ownership of CommScope common stock is set forth in the definitive proxy statement for CommScope’s 2007 annual meeting of stockholders, as filed by CommScope with the SEC on Schedule 14A on March 16, 2007.  Information about Andrew’s directors and executive officers and their ownership of Andrew common stock is set forth in the definitive proxy statement for Andrew’s 2007 annual meeting of stockholders, as filed by Andrew with the SEC on Schedule 14A on December 29, 2006.  Other information regarding the participants in the proxy solicitation is contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP).  Andrew believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of supplemental information used by management in its financial and operational decision making.  Below are reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP measures.

	Fiscal Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
Reported GAAP Net Income (Loss) per Share	$(0.40)	$(0.38)	$(1.04)	$(0.22)
Cable facility move costs	0.01	—	0.09	—
Quality issue	—	—	0.01	—
Filter supply chain restructuring	—	0.02	—	0.02
Merger expenses	0.01	0.04	0.01	0.06
Intangible amortization	0.01	0.02	0.11	0.08
Restructuring expense	0.01	0.02	0.06	0.03
Litigation Expense	0.30	—	0.32	—
Asset impairments	0.25	0.02	0.96	0.02
Pension termination gain	—	(0.06)	—	(0.06)
(Gain) loss on the sale of assets	0.01	(0.04)	(0.03)	(0.04)
Valuation allowance	—	0.53	—	0.53
Repatriation benefit	—	(0.02)	—	(0.02)
Sub-total	0.60	0.53	1.53	0.62
Adjusted (non-GAAP) Net Income per Share	$0.20	$0.15	$0.49	$0.40

The following table shows the company’s reconciliation of GAAP to non-GAAP gross margin for the fiscal quarter and year ended September 30, 2007 and September 30, 2006.

	Fiscal Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
($ In Thousands)	2007	2006	2007	2006
Reported GAAP Gross Profit	$131,463	$135,345	$470,543	$473,379
Gross Profit %	21.1%	22.6%	21.4%	22.1%

Adjustments:
Cable facility move costs	2,255	—	15,987	—
Quality issue	—	—	1,500	—
Restructuring of filter product supply chain	—	3,800	—	3,800
Adjusted (non-GAAP) Gross Profit	$133,718	$139,145	$488,030	$477,179
Adjusted (non-GAAP) Gross Profit %	21.4%	23.2%	22.2%	22.2%

The following table shows the company’s reconciliation of GAAP to non-GAAP operating income for the fiscal quarter and year ended September 30, 2007 and September 30, 2006.

	Fiscal Quarter Ended			Fiscal Year Ended
	September 30,			September 30,
($ In Thousands)	2007		2006	2007	2006
Reported GAAP Operating Income (Loss)	$(54,553)		$35,452	$(115,430)	$83,330
% of Sales	(8.7%	)	5.9%	(5.3% )	3.9%

Cable facility move costs	2,255		—	15,987	—
Quality issue	—		—	1,500
Filter supply chain restructuring	—		3,800	—	3,800
Merger expenses	1,038		10,271	1,752	13,478
Intangible amortization	2,463		4,732	17,186	19,011
Restructuring expense	851		4,977	10,129	7,729
Intellectual property litigation expense	47,798		—	50,553	—
Asset impairments	41,633		3,874	150,723	3,874
Pension termination gain	—		(14,228)	—	(14,228)
(Gain) loss on the sale of assets	888		(9,135)	(5,591)	(8,008)
Adjusted (non-GAAP) Operating Income	$42,373		$39,743	$126,809	$108,986
% of Sales	6.8%		6.6%	5.8%	5.1%

END

Investor Contact: Lisa Fortuna, Andrew Corporation +1 (708) 236-6507 or lisa.fortuna@andrew.com	News Media Contact: Rick Aspan, Andrew Corporation +1 (708) 236-6568 or publicrelations@andrew.com

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Sales	$624,438	$599,053	$2,195,113	$2,146,093
Cost of products sold	492,975	463,708	1,724,570	1,672,714
Gross Profit	131,463	135,345	470,543	473,379

Operating Expenses
Research and development	27,925	29,806	111,174	112,985
Sales and administrative	63,420	69,596	250,047	255,210
Merger costs	1,038	10,271	1,752	13,476
Intangible amortization	2,463	4,732	17,186	19,011
Restructuring	851	4,977	10,129	7,729
Litigation	47,798	—	50,553	—
Asset impairments	41,633	3,874	150,723	3,874
Pension termination	—	(14,228)	—	(14,228)
(Gain) loss on sale of assets	888	(9,135)	(5,591)	(8,008)
	186,016	99,893	585,973	390,049

Operating Income (Loss)	(54,553)	35,452	(115,430)	83,330

Other
Interest expense	4,872	3,823	17,931	15,345
Interest income	(1,822)	(1,752)	(6,077)	(5,720)
Other expense, net	1,084	2,157	1,838	4,597
	4,134	4,228	13,692	14,222

Income (Loss) Before Income Taxes	(58,687)	31,224	(129,122)	69,108

Income taxes	3,903	90,889	33,700	103,398

Net Loss	$(62,590)	$(59,665)	$(162,822)	$(34,290)

Basic and Diluted Net Loss per Share	$(0.40)	$(0.38)	$(1.04)	$(0.22)

Average Shares Outstanding
Basic	156,021	158,523	156,301	159,474
Diluted	156,021	158,523	156,301	159,474

Orders Entered	$609,787	$550,525	$2,171,015	$2,185,227
Total Backlog	$303,749	$316,332	$303,749	$316,332

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2007	September 30, 2006
	(UNAUDITED )
ASSETS
Current Assets
Cash and cash equivalents	$154,992	$169,609
Accounts receivable, less allowances (2007 - $7,347; 2006 - $7,112)	646,360	557,834
Inventory	364,151	388,296
Other current assets	76,518	35,871
Assets held for sale	8,467	1,411
Total Current Assets	1,250,488	1,153,021

Other Assets
Goodwill	801,015	882,666
Intangible assets, less amortization	35,889	47,205
Other assets	47,581	62,018

Property, Plant and Equipment
Land and land improvements	18,051	22,578
Buildings	108,867	160,244
Equipment	583,872	566,482
Allowance for depreciation	(495,230)	(485,293)
	215,560	264,011

TOTAL ASSETS	$2,350,533	$2,408,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$339,661	$324,295
Accrued expenses and other liabilities	166,667	115,952
Compensation and related expenses	54,734	60,596
Restructuring	3,868	6,167
Income tax payable	342	5,433
Notes payable and current portion of long-term debt	333,682	55,443
Total Current Liabilities	898,954	567,886

Deferred Liabilities	57,708	43,382
Long-Term Debt, less current portion	11,333	290,378

SHAREHOLDERS’ EQUITY
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at September 30, 2007 and 2006, including treasury stock)	1,625	1,625
Additional paid-in capital	691,610	684,868
Accumulated other comprehensive income	82,046	37,743
Retained earnings	673,476	836,298
Treasury stock, at cost (6,452,296 shares at September 30, 2007 and 5,215,977 shares at September 30, 2006)	(66,219)	(53,259)
Total Shareholders’ Equity	1,382,538	1,507,275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,350,533	$2,408,921

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Cash Flows from Operations
Net Loss	$(62,590)	$(59,665)	$(162,822)	$(34,290)

Adjustments to Net Loss
Depreciation	17,248	16,620	61,676	60,217
Amortization	2,463	4,732	17,186	19,011
(Gain) loss on sale of assets	888	(9,135)	(5,591)	(9,497)
Pension termination gain	—	(14,228)	—	(14,228)
Restructuring costs	(1,944)	417	(3,258)	(2,025)
Stock based compensation	2,732	3,108	10,940	9,381
Deferred income taxes	(12,412)	73,708	(12,412)	73,708
Asset impairments	41,633	—	150,723	—

Change in Operating Assets and Liabilities
Accounts receivable	(78,517)	(18,850)	(47,018)	(63,775)
Inventory	31,812	(1,114)	58,641	(22,713)
Other assets	5,171	28,549	(35,133)	19,313
Accounts payable and other liabilities	99,563	31,498	19,178	56,684
Net Cash From Operations	46,047	55,640	52,110	91,786

Investing Activities
Capital expenditures	(10,184)	(20,159)	(57,819)	(71,033)
Acquisition of businesses	—	—	(48,670)	(44,742)
Settlement of pre-acquisition litigation	—	(1,000)	—	(1,000)
Investments	—	—	5,220	(1,722)
Proceeds from sale of product line	—	—	2,327	—
Proceeds from sale of property, plant and equipment	856	22,162	15,650	24,635
Net Cash (Used for) From Investing Activities	(9,328)	1,003	(83,292)	(93,862)

Financing Activities
Long-term debt payments, net	(1,028)	(727)	(27,471)	(8,629)
Notes payable (payments) borrowings, net	(6,613)	19,147	46,875	25,864
Payments to acquire common stock for treasury	—	(21,773)	(20,425)	(39,373)
Stock purchase and option plans	1,564	—	3,618	3,327
Net Cash (Used for) From Financing Activities	(6,077)	(3,353)	2,597	(18,811)

Effect of exchange rate changes on cash	5,416	205	13,968	1,716

Increase (Decrease) for the Period	36,058	53,495	(14,617)	(19,171)
Cash and Equivalents at Beginning of Period	118,934	116,114	169,609	188,780
Cash and Equivalents at End of Period	$154,992	$169,609	$154,992	$169,609